EXECUTION VERSION

Exhibit 10.1

Seventh Amendment to Amended and Restated Credit Agreement

This Seventh Amendment to Amended and Restated Credit Agreement (herein, the “Amendment”) is entered into as of November 1, 2022 (the “Seventh Amendment Effective Date”), among Willdan Group, Inc., a Delaware corporation (the “Borrower”), the Guarantors signatory hereto, the Lenders signatory hereto and BMO Harris Bank N.A., a national banking association, individually as a Lender and as Administrative Agent (the “Administrative Agent”).

Preliminary Statements

A.The Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of June 26, 2019 (as amended prior to the Seventh Amendment Effective Date, the “Credit Agreement”).  All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B.The Borrower has requested that the Lenders make certain amendments to the Credit Agreement, and the Lenders party hereto are willing to do so under the terms and conditions set forth in this Amendment.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Waiver.

Pursuant to Section 8.23(c) of the Credit Agreement, the Borrower is required to have Adjusted EBITDA of no less than $25,000,000 for the Test Period ended September 30, 2022 (the “September 2022 Adjusted EBITDA Requirement”).  The Borrower has requested that the Lenders waive (i) the September 2022 Adjusted EBITDA Requirement and (ii) any Default or Event of Default arising from (A) non-compliance with the September 2022 Adjusted EBITDA Requirement, (B) any failure to give notice when due pursuant to Section 8.5(g) of the Credit Agreement of any Default or Event of Default of a type contemplated by this clause (ii) relating to non-compliance with the September 2022 Adjusted EBITDA Requirement, and/or (C) the inaccuracy of any representation, warranty or certificate regarding the absence of any Default or Event of Default of a type contemplated by this clause (ii) relating to non-compliance with the September 2022 Adjusted EBITDA Requirement (collectively, the “Waived Defaults”), and, subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Lenders party hereto agree to such request and, accordingly, hereby waive the Waived Defaults and the September 2022 Adjusted EBITDA Requirement solely with respect to the Test Period ended September 30, 2022.  The foregoing waiver is limited to the matters expressly set forth in this Section 1 and all other terms and conditions of the Credit Agreement and the other Loan Documents shall stand and remain unchanged and in full force and effect except as expressly amended herein.

Seventh Amendment to A&R Credit Agreement (Willdan, 2022) 4874-1715-0009 v17.doc

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Section 2.	Amendments.

Subject to the satisfaction of the conditions precedent set forth in Section 3 below, effective as of the Seventh Amendment Effective Date, the Credit Agreement shall be and hereby is amended as follows:

2.1.Section 1.1 of the Credit Agreement is hereby amended by amending and restating the following defined terms to read as follows:

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, Letter of Credit Fees, and the commitment fees payable under Section 3.1(a), the rates per annum determined in accordance with the applicable pricing grid below:

(i)At all times from the Seventh Amendment Effective Date until the first Pricing Date occurring after the end of the Covenant Relief Period (notwithstanding anything in this definition to the contrary):

Applicable Margin for Base Rate Loans and Reimbursement Obligations	Applicable Margin for SOFR Loans and Financial Letter of Credit Fees	Applicable Margin for Performance Letter of Credit Fees	Applicable Margin for Revolving Credit Commitment Fees and Delayed Draw Term Loan Commitment Fees
3.00%	4.00%	3.00%	0.50%

(ii)From one Pricing Date to the next (commencing with the first Pricing Date occurring after the end of the Covenant Relief Period):

Level	Total Leverage Ratio for Such Pricing Date	Applicable Margin for Base Rate Loans and Reimbursement Obligations	Applicable Margin for SOFR Loans and Financial Letter of Credit Fees	Applicable Margin for Performance Letter of Credit Fees	Applicable Margin for Revolving Credit Commitment Fees and Delayed Draw Term Loan Commitment Fees
VI	Greater than or equal to 3.50 to 1.0	1.25%	2.25%	1.688%	0.40%
V	Less than 3.50 to 1.0, and greater than or equal to 2.50 to 1.0	1.00%	2.00%	1.50%	0.35%
IV	Less than 2.50 to 1.0, and greater than or equal to 2.00 to 1.0	0.75%	1.75%	1.31%	0.30%
III	Less than 2.00 to 1.0, and greater than or equal to 1.25 to 1.0	0.50%	1.50%	1.125%	0.25%
II	Less than 1.25 to 1.0, and greater than or equal to 0.50 to 1.0	0.25%	1.25%	0.94%	0.20%
I	Less than 0.50 to 1.0	0.125%	1.125%	0.84%	0.15%

For purposes hereof, the term “Pricing Date” means the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements pursuant to Section 8.5(a) or (b), as applicable, for the Fiscal Quarter then ended, commencing with the Fiscal Quarter ending March 31, 2023.  Following the Covenant Relief Period, the Applicable Margin shall be established based on the Total Leverage Ratio for the most recently completed Fiscal Quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date.  If the Borrower has not delivered its financial statements by the date such financial statements are required to be delivered under Section 8.5(a) or (b), until such financial statements are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level VI of the pricing grid in subsection (ii) above shall apply).  If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin shall be determined on the date of delivery of such financial statements and remain in effect until the next Pricing Date.  In all other circumstances, the Applicable Margin shall be in effect from the Pricing Date that occurs immediately after the end of the Fiscal Quarter covered by such financial statements until the next Pricing Date.  Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders if reasonably determined.  Notwithstanding the foregoing, in the event that any financial statement or compliance certificate delivered pursuant to Sections 8.5(a), (b) or (h) is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected compliance certificate for that period (the “Corrected Financials Date”), (B) the Applicable Margin shall be determined based on the corrected compliance certificate for that period, and (C) the Borrower shall immediately pay to the Administrative Agent (for the account of the Lenders that hold the Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period; provided, for the avoidance of doubt, such deficiency shall be due and payable as at such Corrected Financials Date and no Default under Section 9.1(a) shall be deemed to have occur with respect to such deficiency prior to such date. This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.9 and Section 9 hereof and shall survive the termination of this Agreement until the payment in full in cash of the Obligations.

“Repurchase Conditions” means with respect to any purchase, redemption or other acquisition or retiring any of the Borrower’s capital stock or other equity interests (as contemplated by Section 8.12 hereof) (each a “Share Repurchase”), the following conditions:

(i)upon giving effect to such Share Repurchase, the Borrower shall: (A) be in compliance with the financial covenants contained in Section 8.23 on a pro forma basis, calculated using the then prevailing financial covenant compliance levels permitted as of the last day of the most recently ended Fiscal Quarter for which financial statements were required to be delivered hereunder; provided that, (I) in the case of the Fixed Charge Coverage Ratio, the Fixed Charge Coverage Ratio after giving effect to such Share Repurchase shall not be less than 1.20 to 1.00 and (II) at all times prior to delivery of the financial statements and compliance certificate required to be delivered pursuant to Sections 8.5(a) and 8.5(h), respectively, hereof for the Fiscal Quarter ending March 31, 2023, the Total Leverage Ratio on a pro forma basis after giving effect to such Share Repurchase shall not be greater than 3.25 to 1.00; and (B) have Liquidity of not less than $10,000,000;

(ii)such Share Repurchase together with all other Share Repurchases made under Section 8.12 following the Closing Date shall not exceed $8,000,000 in the aggregate;

(iii)no Default exists or would arise upon giving effect to such Share Repurchase;

(iv)the Borrower shall have delivered a written certificate to the Administrative Agent in the form attached hereto as Exhibit J signed by a Financial Officer of the Borrower (or in such other form acceptable to the Administrative Agent) certifying that each of the Repurchase Conditions have been satisfied in connection with such Share Repurchase and setting forth in reasonable detail the calculations supporting such certifications in respect of clause (i) of this definition; and

(v)the Covenant Relief Period shall have ended.

2.2.Section 1.1 of the Credit Agreement is hereby further amended by adding the following new defined term thereto in the appropriate alphabetical order therein:

“Seventh Amendment Effective Date” means November 1, 2022.

2.3.Clause (iv) in the first paragraph of Section 2.15 of the Credit Agreement is hereby amended in its entirety to read as follows:

(iv) the Borrower shall be in compliance on a pro forma basis (after giving effect to such Increase as fully-drawn) with all financial covenants in Section 8.23 hereof, calculated using the required covenant compliance levels for the next succeeding determination period, provided that the Total Leverage Ratio shall be no greater than 3.00 to 1.00 on a pro forma basis (after giving effect to such Increase as fully-drawn),

2.4.Section 7.1(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

(b)(i) no Default shall have occurred and be continuing or would occur as a result of such Credit Event, (ii) the Total Leverage Ratio (calculated on a pro forma basis after giving effect to such Credit Event and, notwithstanding anything herein to the contrary, based upon Adjusted EBITDA for the most recently ended twelve (12) month period for which financial statements required under Section 8.5(j) have been delivered to the Administrative Agent) shall be no greater than the maximum permitted Total Leverage Ratio pursuant to Section 8.23(a) for the most recently ended determination period and (iii) the Borrower shall have delivered to the Administrative Agent reasonably satisfactory calculations evidencing the satisfaction of the condition in the foregoing clause (ii); provided that the foregoing clauses (ii) and (iii) shall only apply with respect to Credit Events occurring prior to the delivery to the Administrative Agent of the financial statements and compliance certificate pursuant to Section 8.5(a) and 8.5(h), respectively, for the Fiscal Quarter ending on or about March 31, 2023;

2.5.Section 8.5 of the Credit Agreement is hereby amended by (i) deleting the ‘and’ at the end of clause (h), (ii) replacing the “.” at the end of clause (i) with “; and”, (iii) adding a new clause (j) immediately succeeding clause (i) which shall read in its entirety as follows and (iv) amending and restating the last paragraph of Section 8.5 to read as follows:

(j)as soon as available, and in any event no later than thirty (30) days after the last day of each calendar month ending prior to the delivery of the financial statements and compliance certificate pursuant to Section 8.5(a) and 8.5(h), respectively, for the Fiscal Quarter ending on or about March 31, 2023 (commencing with the calendar month ending October 31, 2022), a copy of the consolidated balance sheet of the Loan Parties and their Subsidiaries as of the last day of such calendar month and the consolidated statements of income, retained earnings, and cash flows of the Loan Parties and their Subsidiaries for the calendar month and the Fiscal Year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous Fiscal Year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and Fiscal Year-end audit adjustments) and certified to by a Financial Officer of the Borrower, together with customary management discussion and analysis.

Furthermore, within five (5) Business Days (or such later date as the Administrative Agent may permit in its reasonable discretion) following the delivery of the financial statements referred to in Section 8.5(j) above with respect to any calendar month (at a reasonable time to be scheduled by the Administrative Agent in consultation with the Borrower and the Lenders), the Borrower, the Administrative Agent and the Lenders shall participate in a conference call to discuss, without limitation, the latest reports provided to the Administrative Agent pursuant to this Section 8.5 and any other matter of interest to the Administrative Agent or any Lender concerning the financial condition, operating performance, and business prospects of the Loan Parties.

Notwithstanding the above, (i) if any report or other information required under this Section 8.5 is due on a day that is not a Business Day, then such report or other information shall be required to be delivered on the first day after such day that is a Business Day, and (ii) documents required to be delivered pursuant to Section 8.5(a), (b) or (j) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (x) such financial statements are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System (or any successor thereto) or (y) the Borrower notifies (which may be by facsimile or electronic mail) the Administrative Agent (and the Administrative Agent hereby agrees to notify each of the Lenders) that such financial statements have been posted at a site (the address of which shall be contained in such notice) on the world wide web, which site is accessible by the Administrative Agent and the Lenders through a widely held nationally recognized web browser, from which such financial statements may be readily viewed and printed.

2.6.Section 8.23(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a)Total Leverage Ratio.  As of the last day of each Fiscal Quarter of the Borrower ending during the relevant period set forth below, the Borrower shall not permit the Total Leverage Ratio to be greater than the corresponding ratio set forth opposite such period:

Period(s) Ending	Total Leverage Ratio shall not be greater than:
Fiscal Quarter ending on or about 07/02/21	4.50 to 1.00
Fiscal Quarter ending on or about 10/01/21	5.25 to 1.00
Fiscal Quarter ending on or about 12/31/21	4.50 to 1.00
Fiscal Quarter ending on or about 04/01/22	5.75 to 1.00
Fiscal Quarter ending on or about 07/01/22	5.50 to 1.00
Fiscal Quarter ending on or about 09/30/22	5.00 to 1.00
Fiscal Quarter ending on or about 12/30/22	5.25 to 1.00
Fiscal Quarter ending on or about 03/31/23 and at all times thereafter	3.25 to 1.00

2.7.Section 8.23(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

(c)Minimum Adjusted EBITDA.  Solely during the Covenant Relief Period, as of the last day of each Test Period ending on the relevant date set forth below, the Borrower shall have Adjusted EBITDA for such Test Period of no less than the amount set forth opposite such date:

Test Period Ending	Minimum Adjusted EBITDA:
12/31/21	$22,500,000
04/01/22	$20,500,000
07/01/22	$22,500,000
09/30/22	N/A
12/30/22	$20,000,000

2.8.Section 8.23 of the Credit Agreement is hereby amended by adding a new clause (e) immediately following clause (d) to read in its entirety as follows:

(e)Maximum Revolving Credit Exposure.  The Borrower shall not permit the aggregate outstanding principal amount of Revolving Loans, Swingline Loans and L/C Obligations

(excluding the undrawn face amounts of outstanding Letters of Credit as of the Seventh Amendment Effective Date) to exceed $10,000,000 at any time during the period from the Seventh Amendment Effective Date through the date on which the Administrative Agent has received the financial statements and compliance certificate required to be delivered pursuant to Sections 8.5(a) and 8.5(h), respectively, for the Fiscal Quarter ending March 31, 2023.

Section 3.	Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

3.1.The Loan Parties, the Required Lenders and the Administrative Agent shall have executed and delivered this Amendment.

3.2.The Borrower shall have paid (or caused to be paid) to the Administrative Agent, for the ratable benefit of the Lenders that have executed and delivered this Amendment as of the Seventh Amendment Effective Date, such fees as have been agreed to between the Borrower and the Administrative Agent in writing as of the Seventh Amendment Effective Date.

3.3.All other legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

Section 4.	Representations.

In order to induce the Administrative Agent and the Required Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Administrative Agent and the Lenders that as of the date hereof (a) the representations and warranties set forth in Section 6 of the Credit Agreement (as amended hereby) are and shall be and remain true and correct (except that the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Administrative Agent), (b) the Borrower is in compliance with the terms and conditions of the Credit Agreement (as amended or waived hereby) and no Default or Event of Default has occurred and is continuing under the Credit Agreement (as amended hereby) or shall result upon giving effect to this Amendment, (c) each Loan Party has taken all necessary action to authorize it to execute, deliver and perform its obligations under this Amendment in accordance with the terms hereof and to consummate the transactions contemplated hereby, and (d) this Amendment has been duly executed and delivered by the Loan Parties and is the legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 5.	Release.

5.1.In consideration of the agreements of the Administrative Agent, the L/C Issuer and the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party, on behalf of itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (the Loan Parties and all such other Persons being hereinafter referred to collectively as the "Releasing Parties" and individually as a "Releasing Party"), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Administrative Agent, the L/C Issuer and each Lender, and each of their respective successors and assigns, and their respective present and former shareholders, members, managers, affiliates, subsidiaries, divisions, predecessors, directors, officers, investment managers, attorneys, employees, agents, legal representatives and other representatives (the Administrative Agent, Lenders and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from any and all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, which any Releasing Party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Amendment, the Credit Agreement, any of the other Loan Documents or any of the transactions hereunder or thereunder.  Releasing Parties hereby represent to the Releasees that they have not assigned or transferred any interest in any Claims against any Releasee prior to the date hereof.

5.2.Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

5.3.Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute and unconditional nature of the release set forth above.

Section 6.	Miscellaneous.

6.1.The Loan Parties heretofore executed and delivered to the Administrative Agent the Security Agreement and certain other Collateral Documents.  The Loan Parties hereby acknowledge and agree that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Secured Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Administrative Agent and the Lenders thereunder, the obligations of the Loan Parties thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby.  Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

6.2.Except as specifically amended or waived herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms.  Each of the Guarantors reaffirm their Guaranties under Section 11 of the Credit Agreement.  Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended or waived hereby.

6.3.Subject to Section 13.4(a) of the Credit Agreement, the Borrower agrees to pay on demand all costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Administrative Agent.

6.4.This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.  The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  This Amendment shall be construed and determined in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations law of the State of New York) without regard to conflicts of law principles that would require application of the laws of another jurisdiction.

[Signature Pages to Follow]

This Seventh Amendment to Amended and Restated Credit Agreement is entered into as of the date and year first above written.

“Borrower”

Willdan Group, Inc.

By	/s/ Thomas D. Brisbin
	Name:	Thomas D. Brisbin
	Title:	Chief Executive Officer

“Guarantors”

Electrotec of NY Electrical Inc.

Public Agency Resources

Willdan Energy Solutions

Willdan Engineering

Willdan Financial Services

Willdan Lighting & Electric, Inc.

Willdan Lighting & Electric of California

Willdan Lighting & Electric of Washington, Inc.

Abacus Resource Management Company

Integral Analytics, Inc.

Energy and Environmental Economics, Inc.

Willdan Energy Co.

Enerpath Services, Inc.

By	/s/ Thomas D. Brisbin
	Name:	Thomas D. Brisbin
	Title:	Chairman of the Board

[Signature Page to Seventh Amendment to Amended and Restated Credit Agreement]

“Guarantors”

Genesys Engineering, P.C.

By	/s/ Vanessa Munoz
	Name:	Vanessa Munoz
	Title:	Vice President

[Signature Page to Seventh Amendment to Amended and Restated Credit Agreement]

“Administrative Agent” and “Lenders”

BMO Harris Bank N.A., as a Lender and as Administrative Agent

By	/s/ Maria Wisniewski
	Name:	Maria Wisniewski
	Title:	Senior Vice President

[Signature Page to Seventh Amendment to Amended and Restated Credit Agreement]

“Lenders”

Bank of America, N.A., as a Lender

By	/s/ Mary Beatty
	Name:	Mary Beatty
	Title:	Sr. Vice President

[Signature Page to Seventh Amendment to Amended and Restated Credit Agreement]

“Lenders”

CITIBANK, N.A., as a Lender

By	/s/ Benjamin Schwartz
	Name:	Benjamin Schwartz
	Title:	Attorney-in-Fact

[Signature Page to Seventh Amendment to Amended and Restated Credit Agreement]

“Lenders”

U.S. Bank National Association, as a Lender

By	/s/ James P. Cecil
	Name:	James P. Cecil
	Title:	Senior Vice President

[Signature Page to Seventh Amendment to Amended and Restated Credit Agreement]

“Lenders”

MUFG Union Bank, N.A., as a Lender

By	/s/ Lance Zediker
	Name:	Lance Zediker
	Title:	Director

[Signature Page to Seventh Amendment to Amended and Restated Credit Agreement]